Exhibit 99.1

Bristol Myers Squibb Reports First Quarter Financial Results for 2021
•Reports First Quarter Revenues of $11.1 Billion, an Increase of 3% YoY; Revenue Increase of 8% Excluding COVID-19 Related Buying Patterns from Prior Year Period
•Posts First Quarter Earnings Per Share of $0.89 and Non-GAAP EPS of $1.74
•Strengthens Leadership in Immuno-Oncology with Multiple Regulatory and Data Milestones for Opdivo and Yervoy
•Delivers Positive Results from Phase 2/3 RELATIVITY-047 Trial Evaluating Relatlimab and Opdivo for Previously Untreated Metastatic or Unresectable Melanoma
•Advances Cell Therapy Franchise with FDA Approvals for Abecma and Breyanzi
•Presents Positive Results from POETYK-1 and POETYK-PSO-2 Phase 3 Trial Evaluating Deucravacitinib (TYK2 inhibitor) for Treatment of Moderate to Severe Plaque Psoriasis
•Announces FDA Acceptance of New Drug Application for Mavacamten
•Raises GAAP and Affirms Non-GAAP EPS Guidance for 2021

(NEW YORK, April 29, 2021) – Bristol Myers Squibb (NYSE:BMY) today reports results for the first quarter of 2021, which reflect continued sales growth and advancement of the company’s product pipeline across our four core therapeutic areas.

“We continue to deliver solid growth, execute against our strategic priorities and make meaningful progress across our pipeline,” said Giovanni Caforio, M.D., board chair and chief executive officer, Bristol Myers Squibb. “I am proud of our team’s hard work and dedication, which led to important milestones with significant potential to benefit patients across multiple disease states. These accomplishments, combined with our financial strength and flexibility, further advance our opportunity to renew our portfolio and drive long-term sustainable growth.”

	First Quarter
$ amounts in millions, except per share amounts
	2021	2020	Change
Total Revenues	$11,073	$10,781	3%
Earnings (Loss) Per Share - GAAP	0.89	(0.34)	N/A
Earnings Per Share - Non-GAAP	1.74	1.72	1%

FIRST QUARTER FINANCIAL RESULTS

All comparisons are made versus the same period in 2020 unless otherwise stated.

•Bristol Myers Squibb posted first quarter revenues of $11.1 billion, an increase of 3%, or 1% when adjusted for foreign exchange. Excluding COVID-19 related buying patterns from the prior year period, first quarter revenues grew 8%.
•U.S. revenues increased 4% to $7.0 billion in the quarter. International revenues increased 1% to $4.1 billion in the quarter. When adjusted for foreign exchange impact, international revenues decreased 5%.
•Gross margin increased from 66.0% to 74.3% in the quarter primarily due to lower unwinding of inventory purchase price accounting adjustments, partially offset by an impairment charge related to the Inrebic marketed product rights and foreign exchange.
On a non-GAAP basis, gross margin decreased from 79.4% to 78.1% in the quarter driven by foreign exchange.
•Marketing, selling and administrative expenses increased 4% to $1.7 billion in the quarter primarily due to higher advertising and promotion expenses.
On a non-GAAP basis, marketing, selling and administrative expenses increased 5% to $1.7 billion in the quarter primarily due to higher advertising and promotion expenses.
•Research and development expenses decreased 6% to $2.2 billion in the quarter primarily due to lower site exit costs and license and asset acquisition charges and other specified items related to the Celgene acquisition in the same period a year ago.
On a non-GAAP basis, research and development expenses decreased 1% to $2.2 billion.
•Amortization of acquired intangible assets increased $231 million to $2.5 billion in the quarter.
•The effective tax rate was 19.8% in the quarter. Income taxes were $462 million despite a pre-tax loss of $304 million in the same period a year ago primarily due to certain non-deductible expenses and purchase price adjustments.
On a non-GAAP basis, the effective tax rate was 16.8% in the quarter and 16.0% in the same period a year ago.
•The company reported net earnings attributable to Bristol Myers Squibb of $2.0 billion, or $0.89 per share, in the first quarter, compared to net loss of $775 million, or $0.34 per share, for the same period a year ago.

•The company reported non-GAAP net earnings attributable to Bristol Myers Squibb of $4.0 billion, or $1.74 per share, in the first quarter, compared to non-GAAP net earnings of $4.0 billion, or $1.72 per share, for the same period a year ago.

A discussion of the non-GAAP financial measures is included under the “Use of Non-GAAP Financial Information” section.

FIRST QUARTER PRODUCT REVENUE HIGHLIGHTS

$ amounts in millions
Product	Quarter Ended March 31, 2021	Quarter Ended March 31, 2020	% Change from Quarter Ended March 31, 2020
Revlimid	$2,944	$2,915	1%
Eliquis	$2,886	$2,641	9%
Opdivo	$1,720	$1,766	(3)%
Orencia	$758	$714	6%
Pomalyst/Imnovid	$773	$713	8%
Sprycel	$470	$521	(10)%
Yervoy	$456	$396	15%
Abraxane	$314	$300	5%
Empliciti	$85	$97	(12)%
Reblozyl	$112	$8	*
Inrebic	$16	$12	33%
Onureg	$15	N/A	N/A
Zeposia	$18	N/A	N/A
*    In excess of +100%.

FIRST QUARTER PRODUCT AND PIPELINE UPDATE

Cardiovascular

mavacamten

Regulatory
•In March, the company announced that the U.S. Food and Drug Administration (FDA) has accepted its New Drug Application (NDA) for mavacamten, an investigational, novel, oral, allosteric modulator of cardiac myosin, for patients with symptomatic obstructive hypertrophic cardiomyopathy (oHCM). The FDA has assigned a Prescription Drug User Fee Act (PDUFA) goal date of January 28, 2022. (link)

Oncology

Opdivo

Regulatory
•In April, the company announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has recommended approval of Opdivo® (nivolumab) plus Yervoy® (ipilimumab) for the first-line treatment of adults with unresectable malignant pleural mesothelioma (MPM). The positive CHMP opinion is based on results from CheckMate -743, which demonstrated superior overall survival with Opdivo plus Yervoy vs. chemotherapy. (link)
•In April, the company announced the FDA approved Opdivo in combination with fluoropyrimidine- and platinum-containing chemotherapy for the treatment of patients with advanced or metastatic gastric cancer, gastroesophageal junction cancer, and esophageal adenocarcinoma, regardless of PD-L1 expression status. The approval is based on results from the CheckMate -649 trial. (link)
•In April, the company announced that the European Commission (EC) has approved Opdivo in combination with Cabometyx® (cabozantinib) for the first-line treatment of adults with advanced renal cell carcinoma. The EC’s decision is based on results from the Phase 3 CheckMate -9ER trial, which demonstrated superior efficacy with Opdivo in combination with Cabometyx vs. sunitinib. (link)
•In March, the company announced that the EMA has validated its type II variation application for Opdivo for the adjuvant treatment of patients with surgically resected, high-risk muscle-invasive urothelial carcinoma. The application is based on results from the CheckMate -274 trial, which showed that Opdivo increased disease-free survival and was well tolerated by patients. Validation of the application confirms the submission is complete and begins the EMA’s centralized review process. (link)
•In February, the company announced that the CHMP of the EMA has recommended approval of Opdivo in combination with Cabometyx for the first-line treatment of adults with advanced RCC. The recommendation is based on the Phase 3 CheckMate -9ER trial and the European Commission (EC), which has the authority to approve medicines for the European Union (EU), will now review the CHMP recommendation. (link)

Clinical
•In April, the company announced results from the CheckMate -648 study, evaluating treatment with Opdivo plus chemotherapy or Opdivo plus Yervoy in patients with unresectable advanced or metastatic esophageal squamous cell carcinoma (ESCC). The study showed statistically significant and clinically meaningful improvements in: overall survival in patients whose tumors expressed PD-L1 with both Opdivo plus Yervoy and Opdivo plus chemotherapy; overall survival in the all-randomized patient population with both Opdivo plus Yervoy and Opdivo plus chemotherapy; and progression-free survival in patients whose tumors express PD-L1 with Opdivo plus chemotherapy. The study did not meet the endpoint of progression-free survival in patients whose tumors express PD-L1 with use of Opdivo plus Yervoy. (link)

relatlimab

Clinical
•In March, the company announced primary results from the Phase 2/3 RELATIVITY-047 (CA224-047) trial evaluating the fixed-dose combination of relatlimab, an anti-LAG-3 antibody, and Opdivo versus Opdivo alone in patients with previously untreated metastatic or unresectable melanoma. The trial met its primary endpoint of progression-free survival (PFS). (link)

Medical Conferences

•In April, during a plenary session at the American Association for Cancer Research Annual Meeting 2021:
◦The company announced results from the CheckMate -816 study, which showed that neoadjuvant treatment with three cycles of Opdivo plus chemotherapy significantly improved pathologic complete response (pCR), a primary endpoint, compared to chemotherapy alone in patients with resectable stage Ib to IIIa non-small cell lung cancer (NSCLC). (link)

•In February during the American Society of Clinical Oncology 2021 Genitourinary Cancers Symposium:
◦The company announced results from the Phase 3 CheckMate -274 trial, which showed that Opdivo significantly improved disease-free survival (DFS) as an adjuvant treatment across all randomized patients with surgically resected, high-risk muscle-invasive urothelial carcinoma and in the subgroup of patients whose tumors express PD-L1 ≥1%, meeting both of the study’s primary endpoints. CheckMate -274 is the first positive Phase 3 trial evaluating an immunotherapy in the adjuvant setting of muscle-invasive urothelial carcinoma. (link)
◦The company and Exelixis, Inc. (NASDAQ: EXEL) announced results from new analyses from the Phase 3 CheckMate -9ER trial, demonstrating clinically meaningful, sustained efficacy benefits as well as quality of life improvements with the combination of Opdivo and Cabometyx compared to sunitinib in the first-line treatment of advanced RCC. (link)

Hematology

Onureg

Regulatory
•In April, the company announced that CHMP of the EMA has recommended approval of Onureg® (azacitidine tablets; CC-486) as a maintenance therapy in adult patients with acute myeloid leukemia (AML) who achieved complete remission (CR) or complete remission with incomplete blood count recovery (CRi) following induction therapy with or without consolidation treatment and who are not candidates for, including those who choose not to proceed to, hematopoietic stem cell transplantation (HSCT). (link)

Abecma

Regulatory
•In March, the company and bluebird bio, Inc. (NASDAQ: BLUE) announced that the FDA has approved Abecma® (idecabtagene vicleucel; ide-cel) as the first B-cell maturation antigen (BCMA)-directed chimeric antigen receptor (CAR) T cell immunotherapy for the treatment of adult patients with relapsed or refractory multiple myeloma after four or more prior lines of therapy, including an immunomodulatory agent, a proteasome inhibitor, and an anti-CD38 monoclonal antibody. (link)

Breyanzi

Regulatory
•In February, the company announced that the FDA has approved Breyanzi® (lisocabtagene maraleucel: liso-cel), a CD19-directed CAR T cell therapy for the treatment of adult patients with relapsed or refractory (R/R) large B-cell lymphoma (LBCL) after two or more lines of systemic therapy, including diffuse large B-cell lymphoma (DLBCL) not otherwise specified (including DLBCL arising from indolent lymphoma), high-grade B-cell lymphoma, primary mediastinal large B-cell lymphoma, and follicular lymphoma grade 3B. (link)

Inrebic

Regulatory
•In February, the company announced that the European Commission (EC) has granted full Marketing Authorization for Inrebic® (fedratinib) for the treatment of disease-related splenomegaly (enlarged spleen) or symptoms in adult patients with primary myelofibrosis, post-polycythaemia vera myelofibrosis or post-essential thrombocythaemia myelofibrosis, who are Janus Associated Kinase (JAK) inhibitor naïve or have been treated with ruxolitinib. (link)

Immunology

deucravacitinib

Medical Conferences
•In April, at the American Academy of Dermatology Virtual Meeting Experience (AAD VMX), the company announced positive results from the POETYK PSO-1 and POETYK PSO-2 Phase 3 trials evaluating deucravacitinib, a potential first-in-class, oral, selective tyrosine kinase 2 (TYK2) inhibitor with a unique mechanism of action, for the treatment of patients with moderate to severe plaque psoriasis. (link)

Capital Allocation
The company continues to maintain a consistent, balanced approach to capital allocation, focused on prioritizing investment for growth through business development along with reducing debt, commitment to dividend and share repurchases.
•In March, the company purchased approximately $4.0 billion in aggregate purchase price of certain debt securities in a series of cash tender offers and “make whole” redemptions.

Commitment to Environmental Sustainability, Diversity and Inclusion, Health Equity
•In February, the company announced the donation of a total of $11 million to 56 nonprofit organizations focused on advancing health equity in the United States. These organizations will deliver programs to improve access to high-quality care as well as increase disease awareness and education in racially and ethnically diverse and medically underserved communities, and to improve diversity in clinical research. (link)

COVID-19 Pandemic Response
During the current world health crisis, the company continues to take all necessary actions to promote public health by carrying out its mission of providing life-saving medicines to the patients who depend on the company, conducting research and supporting relief efforts across the globe. (link)

Financial Guidance

Bristol Myers Squibb is updating its 2021 GAAP EPS guidance range of $3.12-$3.32 to $3.18-$3.38 and affirming its non-GAAP EPS guidance range of $7.35 - $7.55. Both GAAP and non-GAAP guidance assume current exchange rates. Key 2021 GAAP and non-GAAP line item guidance assumptions are:

•Worldwide revenues increasing in the high-single digits.
•Gross margin as a percentage of revenue is expected to be approximately 79% for GAAP and approximately 80.5% for non-GAAP.
•Marketing, selling and administrative expenses to be in-line with 2020 levels for GAAP and increasing in the low-single digit range for non-GAAP.
•Research and development expenses decreasing in the low-double digits for GAAP and increasing in the mid-single digits for non-GAAP.
•An effective tax rate of approximately 22% for GAAP and approximately 16% for non-GAAP.

The 2021 financial guidance excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified. The 2021 non-GAAP EPS guidance is explained and further excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Company and Conference Call Information
Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

There will be a conference call on April 29, 2021 at 9 a.m. ET during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by dialing in the U.S. toll free 800-458-4121 or international +1 313-209-6672, confirmation code: 3705525, or using this link which becomes active 15 minutes prior to the scheduled start time and entering your information to be connected. Materials related to the call will be available at the same website prior to the conference call.
A replay of the call will be available beginning at 12:30 p.m. ET on April 29 through 12:30 p.m. ET on May 13, 2021. The replay will also be available through http://investor.bms.com or by dialing in the U.S. toll free 888-203-1112 or international 719-457-0820, confirmation code: 3705525.

Use of Non-GAAP Financial Information
In discussing financial results and guidance, the company refers to the financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the non-GAAP financial measures presented portray the results of the company’s baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods. For example, non-GAAP earnings and EPS information are indications of the company’s baseline performance before items that are considered by us to not be reflective of the company’s ongoing results. This information is among the primary indicators that we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting for future periods. In addition, revenue excluding COVID-19 related buying patterns from the first quarter of 2020, non-GAAP gross margin, which is gross profit excluding certain specified items as a percentage of revenues, non-GAAP marketing, selling and administrative expenses, which is marketing, selling and administrative expense excluding certain specified items, and non-GAAP research and development expenses, which is research and development expenses excluding certain specified items, are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by our management and make it easier for investors, analysts and peers to compare our operating performance to other companies in our industry and to compare our year-over-year results. This earnings release also provides international revenues excluding the impact of foreign exchange. Foreign exchange impacts were derived by applying the prior period average currency rates to the current period revenues and expenses.

Non-GAAP financial measures such as non-GAAP earnings and related EPS information are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded from non-GAAP earnings and related EPS information because the company believes they neither relate to the ordinary course of the company’s business nor reflect the company’s underlying business performance. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods, including amortization of acquired intangible assets, including product rights that generate a significant portion of our ongoing revenue and will recur until the intangible assets are fully amortized, unwind of inventory fair value adjustments, acquisition and integration expenses, restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, R&D charges or other income resulting from upfront or contingent milestone payments in connection with the acquisition or licensing of third-party intellectual property rights, divestiture gains or losses, stock compensation resulting from accelerated vesting of Celgene awards, certain retention-related employee compensation charges related to the Celgene transaction, pension, legal and other contractual settlement charges, equity investment and contingent value rights fair value adjustments (including fair value adjustments attributed to limited partnership equity method investments beginning in 2021) and amortization of fair value adjustments of debt acquired from Celgene in our 2019 exchange offer, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related financial measures presented in the press release that are prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of the non-GAAP financial measures to the most comparable GAAP measures are provided in the accompanying financial tables and also available on the company’s website at www.bms.com.

Website Information
We routinely post important information for investors on our website, BMS.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. We may also use social media channels to communicate with our investors and the public about our company, our products and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements
This earnings release and the related attachments (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to relate to, among other things, the company’s ability to execute successfully its strategic plans, including its business development strategy generally and in relation to its ability to realize the projected benefits of the Celgene Acquisition and the MyoKardia Acquisition, the full extent of the impact of the COVID-19 pandemic on the company’s operations and the development and commercialization of its products, potential laws and regulations to lower drug costs, market actions taken by private and government payers to manage drug utilization and contain costs, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products and the impact and the result of governmental investigations. No forward-looking statement can be guaranteed, including that the company’s future clinical studies will support the data described in this release, product candidates will receive necessary clinical and manufacturing regulatory approvals, pipeline products will prove to be commercially successful, clinical and manufacturing regulatory approvals will be sought or obtained within currently expected timeframes or contractual milestones will be achieved.
Such forward-looking statements are based on historical performance and current expectations and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Such risks, uncertainties and other matters include, but are not limited to, risks relating to various risks related to public health outbreaks, epidemics and pandemics, including the impact of the COVID-19 pandemic on the company’s operations and that the company cannot reasonably assess or predict at this time the full extent of the adverse effect that the COVID-19 pandemic will have on its business, financial condition, results of operations and cash flows; increasing pricing pressures from market access, pharmaceutical pricing controls and discounting, changes to tax and importation laws and other restrictions in the United States, the European Union and other regions around the world that result in lower prices, lower reimbursement rates and smaller populations for whom payers will reimburse; challenges inherent in new product development, including obtaining and maintaining regulatory approval; the company’s ability to obtain and protect market exclusivity rights and enforce patents and other intellectual property rights; the possibility of difficulties and delays in product introduction and commercialization; the risk of certain novel approaches to disease treatment (such as CAR T therapy); industry competition from other manufacturers; potential difficulties, delays and disruptions in manufacturing, distribution or sale of products, including without limitation, interruptions caused by damage to the company’s and the company’s suppliers’ manufacturing sites; the impact of integrating the company’s and Celgene’s business and operations, including with respect to human capital management, portfolio rationalization, finance and accounting systems, sales operations and product distribution, pricing systems and methodologies, data security systems, compliance programs and internal controls processes, on the company’s ability to realize the anticipated benefits from the Celgene Acquisition; the risk of an adverse patent litigation decision or settlement and exposure to other litigation and/or regulatory actions; the impact of any healthcare reform and legislation or regulatory action in the United States and international markets; changes in tax law and regulations; the failure of the company’s suppliers, vendors, outsourcing partners, alliance partners and other third parties to meet their contractual, regulatory and other obligations; regulatory decisions impacting labeling, manufacturing processes and/or other matters; the impact on the company’s competitive position from counterfeit or unregistered versions of its products or stolen products; the adverse impact of cyber-attacks on the company’s information systems or products, including unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; the company’s ability to execute its financial, strategic and operational plans; the company’s ability to identify potential strategic acquisitions, licensing opportunities or other beneficial transactions; the company’s dependency on several key products; any decline in the company’s future royalty streams; the company’s ability to effectively manage acquisitions, divestitures, alliances and other portfolio actions and to successfully realize the expected benefits of such actions; the company’s ability to attract and retain key personnel; the impact of the company’s significant additional indebtedness that it incurred in connection with the Celgene Acquisition and the MyoKardia Acquisition and its issuance of additional shares in connection with the Celgene Acquisition on its ability to operate the combined company; political and financial instability of international economies and sovereign risk; interest rate and currency exchange rate fluctuations, credit and foreign exchange risk management; the impact of our exclusive forum provision in our by-laws for certain lawsuits on our stockholders’ ability to obtain a judicial forum that it finds favorable for such lawsuits; and issuance of new or revised accounting standards. In addition, the financial guidance provided in this release relies on assumptions about the duration and severity of the COVID-19 pandemic, timing of the return to a more stable business environment, patient and physician behaviors, buying patterns and clinical trial activities (together, the “Recovery Process”), among other things. If the actual Recovery Process differs materially from our assumptions, the impact of COVID-19 on our business could be worse than expected and our results may be negatively impacted.

Forward-looking statements in this earnings release should be evaluated together with the many risks and uncertainties that affect the company’s business and market, particularly those identified in the cautionary statement and risk factors discussion in the company’s Annual Report on Form 10-K for the year ended December 31, 2020, as updated by the company’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(b)
	2021	2020	% Change	2021	2020	% Change
Prioritized Brands
Revlimid	$2,944	$2,915	1%	$1,958	$1,966	—
Eliquis	2,886	2,641	9%	1,923	1,777	8%
Opdivo	1,720	1,766	(3)%	944	1,008	(6)%
Orencia	758	714	6%	536	500	7%
Pomalyst/Imnovid	773	713	8%	512	489	5%
Sprycel	470	521	(10)%	275	300	(8)%
Yervoy	456	396	15%	294	257	14%
Abraxane	314	300	5%	225	205	10%
Empliciti	85	97	(12)%	51	59	(14)%
Reblozyl	112	8	**	98	8	**
Inrebic	16	12	33%	15	12	25%
Onureg	15	—	N/A	14	—	N/A
Zeposia	18	—	N/A	13	—	N/A

Established Brands
Vidaza	54	158	(66)%	5	2	**
Baraclude	113	122	(7)%	4	3	33%
Other Brands(a)	339	418	(19)%	143	180	(21)%

Total	$11,073	$10,781	3%	$7,010	$6,766	4%
**    In excess of +/- 100%
(a)    Includes products that have lost exclusivity in major markets, over-the-counter (OTC) brands and royalty revenue.
(b)    Includes Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended March 31,
	2021	2020
Net product sales	$10,798	$10,541
Alliance and other revenues	275	240
Total Revenues	11,073	10,781

Cost of products sold(a)	2,841	3,662
Marketing, selling and administrative	1,666	1,606
Research and development	2,225	2,372
Amortization of acquired intangible assets	2,513	2,282
Other (income)/expense, net	(702)	1,163
Total Expenses	8,543	11,085

Earnings/(Loss) Before Income Taxes	2,530	(304)
Provision for Income Taxes	501	462

Net Earnings/(Loss)	2,029	(766)
Noncontrolling Interest	8	9
Net Earnings/(Loss) Attributable to BMS	$2,021	$(775)

Weighted-Average Common Shares Outstanding:
Basic	2,236	2,258
Diluted	2,265	2,258

Earnings/(Loss) per Common Share:
Basic	$0.90	$(0.34)
Diluted	0.89	(0.34)

Other (income)/expense, net
Interest expense(b)	$353	$362
Contingent consideration	(510)	556
Royalties and licensing income	(367)	(410)
Equity investment (gains)/losses	(601)	338
Integration expenses	141	174
Provision for restructuring	45	160
Litigation and other settlements	(8)	32
Transition and other service fees	(15)	(61)
Investment income	(9)	(61)
Reversion excise tax	—	76
Divestiture gains	—	(16)
Loss on debt redemption	281	—
Other	(12)	13
Other (income)/expense, net	$(702)	$1,163
(a)    Excludes amortization of acquired intangible assets.
(b)     Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(Unaudited, dollars in millions)

	Three Months Ended March 31,
	2021	2020
Inventory purchase price accounting adjustments	$79	$1,420
Intangible asset impairment	315	—
Employee compensation charges	—	2
Site exit and other costs	23	16
Cost of products sold	417	1,438

Employee compensation charges	—	15
Site exit and other costs	(1)	6
Marketing, selling and administrative	(1)	21

License and asset acquisition charges	—	25
Inventory purchase price accounting adjustments	—	17
Employee compensation charges	1	18
Site exit and other costs	—	56
Research and development	1	116

Amortization of acquired intangible assets	2,513	2,282

Interest expense(a)	(34)	(41)
Contingent consideration	(510)	556
Royalties and licensing income	(14)	(83)
Equity investment (gains)/losses	(608)	339
Integration expenses	141	174
Provision for restructuring	45	160
Reversion excise tax	—	76
Divestiture gains	—	(16)
Loss on debt redemption	281	—
Other (income)/expense, net	(699)	1,165

Increase to pretax income	2,231	5,022

Income taxes on items above	(300)	(291)

Increase to net earnings	$1,931	$4,731
(a) Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended March 31, 2021
	GAAP	Specified Items(a)	Non-GAAP
Gross Profit	$8,232	$417	$8,649
Marketing, selling and administrative	1,666	1	1,667
Research and development	2,225	(1)	2,224
Amortization of acquired intangible assets	2,513	(2,513)	—
Other (income)/expense, net	(702)	699	(3)
Earnings Before Income Taxes	2,530	2,231	4,761
Provision for Income Taxes	501	300	801
Noncontrolling interest	8	—	8

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$2,021	$1,931	$3,952

Weighted-Average Common Shares Outstanding - Diluted	2,265	2,265	2,265
Diluted Earnings Per Share	$0.89	$0.85	$1.74

Effective Tax Rate	19.8%	(3.0)%	16.8%

	Three Months Ended March 31, 2020
	GAAP	Specified Items(a)	Non-GAAP
Gross Profit	$7,119	$1,438	$8,557
Marketing, selling and administrative	1,606	(21)	1,585
Research and development	2,372	(116)	2,256
Amortization of acquired intangible assets	2,282	(2,282)	—
Other (income)/expense, net	1,163	(1,165)	(2)
(Loss)/Earnings Before Income Taxes	(304)	5,022	4,718
Provision for Income Taxes	462	291	753
Noncontrolling interest	9	—	9

Net (Loss)/Earnings Attributable to BMS used for Diluted EPS Calculation	$(775)	$4,731	$3,956

Weighted-Average Common Shares Outstanding - Diluted	2,258	2,298	2,298
Diluted (Loss)/Earnings Per Share	$(0.34)	$2.06	$1.72

Effective Tax Rate	(152.0)%	168.0%	16.0%
(a)    Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET DEBT CALCULATION
AS OF MARCH 31, 2021 AND DECEMBER 31, 2020
(Unaudited, dollars in millions)

	March 31, 2021	December 31, 2020
Cash and cash equivalents	$10,982	$14,546
Marketable debt securities - current	1,948	1,285
Marketable debt securities - non-current	288	433
Cash, cash equivalents and marketable debt securities	13,218	16,264
Short-term debt obligations	(1,777)	(2,340)
Long-term debt	(44,505)	(48,336)
Net debt position	$(33,064)	$(34,412)

For more information, contact:
Media: 609-252-3345, media@bms.com

Investor Relations:
Tim Power, 609-252-7509, timothy.power@bms.com;
Nina Goworek, 908-673-9711, nina.goworek@bms.com.